Exhibit 8.1

                       TAX OPINION OF AKERMAN SENTERFITT


                                  May 3, 2004

Florida Banks, Inc.
5210 Belfort Road, Suite 310
Jacksonville, FL  32246

Ladies and Gentlemen:

     We have acted as counsel to Florida Banks, Inc., a Florida corporation ("Florida Banks"), in connection with the contemplated merger (the "Merger") under the laws of the States of South Carolina and Florida of Florida Banks with and into The South Financial Group, Inc., a South Carolina corporation ("South Financial"), pursuant to the Agreement and Plan of Merger dated as of March 17, 2004, by and between South Financial and Florida Banks (the "Merger Agreement"). The delivery of this opinion, dated as of the Effective time, is a condition to the Merger pursuant to SEction8.1(f) of the Merger Agreement.*

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger AGreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements, representations and agreements made by South Financial, Florida Banks and others, including representations set forth in letters dated the date hereof from officers of South Financial and Florida Banks. our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, agreements, statements and representations set forth in the documents referred to above.

     For purposes of rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as certified or photostatic copies. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated as described in the Registration Statement and in accordance with the Merger Agreement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. Finally, we have assumed that the Merger will qualify as a statutory merger under the laws of the eStates of South Carolina and Florida.

     Our opinion is based solely upon our analysis of the facts as presented to us, the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and existing case law and published rulings and other authorities relating to the issues that are the subject of this letter. The foregoing are subject to change, and such change may be retroactively effective. If so, our opinion may be affected and may not be relied upon in such case. Our opinion is limited to the interpretation of existing law and authorities and represents our assessment of the probably outcome of litigation if the Internal Revenue Service were to challenge the addressee with respect to the matters which are the subject of our opinion. No ruling relating to the issues that are the subject of this letter is being sought from the Internal Revenue Service, this letter is not binding on the

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Internal  Revenue  Service or the courts and there can be no assurance that they will not sustain positions contrary to the opinion express in this letter. Any inaccuracy in, breaches of, or changes to the documents or assumptions referred to above, or the facts, information, covenants, agreements, statements or representations referred to above, may affect the opinion set forth in this letter, and make it inapplicable. In addition, we have not undertaken any obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

Opinion
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     Based  solely  upon  the  foregoing,   and  subject  to  the   assumptions,
statements, qualifications and other terms set forth in this letter, we are of the opinion that the Merger will be treated, under current law, as a reorganization within the meaning of Section 368(a) of the Code.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Merger Agreement or the Registration Statement. We are furnishing this opinion solely for your benefit pursuant to Section 8.1(f) of the Merger Agreement.

     We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Akerman Senterfitt

Akerman Senterfitt